Exhibit 99.1

FOR IMMEDIATE RELEASE September 4, 2008	Contact: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS 3RD QTR 2008 RESULTS
Horsham, PA, September 4, 2008 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported final results for its third quarter and nine months ended July 31, 2008.
In FY 2008’s third quarter, the Company generated a net loss of $29.3 million, or $0.18 per share diluted, which included pre-tax write-downs of $139.4 million, $33.4 million of which was attributable to joint ventures. After-tax write-downs totaled $84.3 million, or $0.53 per share diluted. Excluding write-downs, FY 2008’s third-quarter earnings were $55.0 million, or $0.35 per share diluted.
In FY 2007, third-quarter net income was $26.5 million, or $0.16 per share diluted, including pre-tax write-downs totaling $147.3 million. After-tax write-downs totaled $88.5 million, or $0.54 per share diluted. Excluding write-downs, FY 2007’s third-quarter earnings were $115.0 million, or $0.70 per share diluted.
In FY 2008’s first nine months, the Company generated a net loss of $219.0 million, or $1.38 per share diluted, which included pre-tax write-downs of $673.0 million, $146.3 million of which was attributable to joint ventures. After-tax write-downs totaled $412.6 million, or $2.56 per share diluted. Excluding write-downs, FY 2008’s nine-month earnings were $193.6 million, or $1.18 per share diluted.
In FY 2007’s first nine months, net income was $117.5 million, or $0.72 per share diluted, which included pre-tax write-downs and a goodwill impairment which, combined, totaled $372.9 million. After-tax write-downs and goodwill impairment totaled $224.0 million, or $1.36 per share diluted. Excluding write-downs, FY 2007’s earnings were $341.5 million, or $2.08 per share diluted.
FY 2008’s third-quarter total revenues of $797.7 million were 34% lower than FY 2007’s third-quarter total revenues of $1.21 billion. FY 2008’s nine-month total revenues of $2.46 billion were 29% lower than FY 2007’s nine-month total revenues of $3.48 billion. FY 2008’s third-quarter-end backlog of $1.75 billion was 52% lower than FY 2007’s third-quarter-end backlog of $3.67 billion.
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FY 2008 third-quarter gross contracts of $588.1 million and 1,007 homes were 40% and 31% lower, respectively, than FY 2007’s third-quarter totals of $972.2 million and 1,457 homes. In FY 2008’s third quarter, the Company had 195 cancellations, the lowest quarterly total in over two years. FY 2008 third-quarter net contracts (after cancellations) totaled 812 homes, or $469.9 million, which was lower by 27% in units and 35% in dollars than FY 2007’s third-quarter results of 1,110 net contracts, or $727.0 million. FY 2008’s nine-month net contracts totaled $1.34 billion, compared to FY 2007’s nine-month net contracts of $2.64 billion.
The Company ended its third quarter with over $1.5 billion in cash and more than $1.3 billion available under its 33-member bank credit facility, which matures in March 2011. Its net-debt-to-capital ratio (1) at July 31, 2008 reached 18.0%, its lowest level ever. The Company, which has continued to renegotiate and, in other cases, reduce its optioned land positions, ended FY 2008’s third quarter with approximately 48,500 lots owned and optioned, down approximately 47% from 91,200 lots at its peak at FY 2006’s second-quarter-end. The Company ended its third quarter with 290 selling communities, down from its peak of 325 at FY 2007’s second–quarter-end, and it expects to be selling from approximately 275 communities by 2008’s fiscal-year-end.

(1) Net-debt-to-capital ratio is calculated as total debt minus mortgage warehouse loans and minus cash, divided by total debt minus mortgage warehouse loans and minus cash plus stockholders’ equity.
Robert I. Toll, chairman and chief executive officer, stated: “It appears that per-community traffic and deposits at our sites over the past several months have been stabilizing, albeit at historic lows. We also note that our number of cancellations this quarter, although still greatly elevated from our historic norms, is the lowest in nine quarters. We observe that these indicators have occurred in the face of a particularly difficult year that has included explosive energy price increases, rising unemployment and severe mortgage and credit conditions. Even so, we believe that there is pent-up demand. When we have held promotions, many more buyers than usual have come out and put down deposits.
“We are now completing the third year of the worst housing market since we started in 1967. Weak consumer confidence has kept many potential buyers from taking advantage of the current buyers’ market. Tightened mortgage lending standards have sidelined others. Single-family housing starts have decreased by approximately 65% from their peak in January 2006: Starts now stand at their lowest level since January 1991. We believe that most big public builders have sold off most of their spec inventory, which eventually should help stabilize home prices. However, we currently have to contend with foreclosures as the new low-priced competition.
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“Once the supply of foreclosed inventory is exhausted, we believe that favorable demographics will kick in and the housing market in general will begin to recover; unfortunately, we can’t predict when that will occur. These beneficial demographics include a projected continuing increase in household formations and in the number of affluent households, baby-boomer demographics that should provide a basis for greater demand for second homes, a maturing generation of echo boomers who will be positioned to seek the American Dream of home ownership, and a continuing growth in immigration, which should contribute to the demand for housing.
“With our land teams intact and significant capital available, we believe we are prepared, as in prior downturns, to take advantage of opportunities that will arise from the industry’s distress. These resources, combined with our experienced management team, our diverse product lines, our brand name and the tremendous dedication of our associates, position us well as we plan for the future.”
Toll Brothers’ financial highlights for the third-quarter and nine-month periods ended July 31, 2008 (unaudited):
•	FY 2008’s third-quarter net loss was $29.3 million, or $0.18 per share diluted, compared to FY 2007’s third-quarter net income of $26.5 million, or $0.16 per share diluted. In FY 2008, third-quarter net loss included pre-tax write-downs of $139.4 million, or $0.53 per share diluted. $96.3 million of the write-downs was attributable to operating communities and owned land, $9.7 million was attributable to optioned land and $33.4 million was attributable to joint ventures. In FY 2007, third-quarter pre-tax write-downs totaled $147.3 million, or $0.54 diluted. $139.6 million of the write-downs was attributable to operating communities and owned land and $7.7 million was attributable to optioned land. FY 2008’s third-quarter earnings, excluding write-downs, were $55.0 million or $0.35 per share diluted, down 52% and 50%, respectively, versus FY 2007.

•	FY 2008’s nine-month net loss was $219.0 million, or $1.38 per share diluted, compared to FY 2007’s nine-month net income of $117.5 million, or $0.72 per share diluted. In FY 2008, nine-month net income included pre-tax write-downs totaling $673.0 million, or $2.56 per share diluted. $437.4 million of the write-downs was attributable to operating communities and owned land, $89.4 million was attributable to optioned land and $146.3 million was attributable to joint ventures. FY 2008’s nine-month results included interest and other income of $100.2 million, $40.2 million of which was the net additional proceeds received by the Company from a condemnation judgment. In FY 2007, nine-month pre-tax write-downs plus a $9.0 million goodwill impairment totaled $372.9 million, or $1.36 diluted. $338.7 million of the write-downs were attributable to operating communities and owned land and $25.2 million was attributable to optioned land. FY 2008’s nine-month earnings, excluding write-downs, were $193.6 million or $1.18 per share diluted, both down 43% versus FY 2007.
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•	FY 2008’s third-quarter total revenues of $797.7 million decreased 34% from FY 2007’s third-quarter total revenues of $1.21 billion. FY 2008’s third-quarter home building revenues of $796.7 million decreased 34% from FY 2007’s third-quarter home building revenues of $1.21 billion. Revenues from land sales totaled $1.0 million in FY 2008’s third quarter, compared to $4.5 million in FY 2007’s third quarter.

•	FY 2008’s nine-month total revenues of $2.46 billion decreased 29% from FY 2007’s nine-month total revenues of $3.48 billion. FY 2007’s nine-month home building revenues of $2.46 billion decreased 29% from FY 2007’s nine-month home building revenues of $3.47 billion. Revenues from land sales totaled $2.3 million in FY 2008’s first nine months, compared to $9.9 million in the first nine months of FY 2007.

•	In addition, in the Company’s third quarter and first nine months of FY 2008, unconsolidated entities in which the Company had an interest delivered $39.9 million and $62.0 million of homes, respectively, compared to $11.7 million and $47.1 million during the third quarter and first nine months, respectively, of FY 2007. The Company’s share of profits from the delivery of these homes is included in “Earnings from Unconsolidated Entities” on the Company’s Statement of Operations.

•	In FY 2008, third-quarter-end backlog of approximately $1.75 billion decreased 52% from FY 2007’s third-quarter-end backlog of $3.67 billion. In addition, at July 31, 2008, unconsolidated entities in which the Company had an interest had a backlog of approximately $60.4 million.

•	The Company signed 1,007 gross contracts totaling approximately $588.1 million in FY 2008’s third quarter, a decline of 31% and 40%, respectively, compared to the 1,457 gross contracts totaling $972.2 million signed in FY 2007’s third quarter.

•	In FY 2008, third quarter cancellations totaled 195 compared to 308, 257, 417, 347, 384, 436, 585 and 317 in FY 2008’s second and first quarter, FY 2007’s fourth, third, second and first quarters and FY 2006’s fourth and third quarters, respectively. FY 2006’s third quarter was the first period in which cancellations reached elevated levels in the current housing downturn. FY 2008’s third quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 19.4% versus 24.9%, 28.4%, 38.9%, 23.8%, 18.9% and 29.8%, respectively, in the second and first quarter of 2008, and the fourth, third, second and first quarters of 2007, and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters. As a percentage of beginning-quarter backlog, FY 2008’s third quarter cancellation rate was 6.4% compared to 9.2% and 6.5% in FY 2008’s second and first quarters, respectively, 8.3%, 6.0%, 6.5% and 6.7% in the fourth, third, second and first quarters, respectively, of FY 2007 and 7.3% and 3.6% in the fourth and third quarters, respectively, of FY 2006.
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•	The Company’s FY 2008 third-quarter net contracts of approximately $469.9 million declined by 35% from FY 2007’s third-quarter contracts of $727.0 million. In addition, in FY 2008’s third quarter, unconsolidated entities in which the Company had an interest signed contracts of approximately $15.2 million.

•	FY 2008’s nine-month net contracts of approximately $1.34 billion declined by 49% from FY 2007’s nine-month total of $2.64 billion. In addition, in FY 2008’s nine-month period, unconsolidated entities in which the Company had an interest signed contracts of approximately $43.2 million.

•	The Company projects it will deliver between 850 and 1,050 homes in FY 2008’s fourth quarter with an average price of between $640,000 and $650,000 per home. This will result in lower revenues in the fourth quarter than in the third quarter. The Company expects cost of sales (before write-downs) to be higher as a percentage of revenues in FY 2008’s fourth quarter than in FY 2008’s third quarter due to higher incentives and slower delivery paces. Because, as described above, FY 2008’s fourth quarter revenues are expected to be lower than FY 2008’s third quarter revenues, the Company believes SG&A as a percentage of revenues will be higher in the fourth quarter than in the third quarter. Consistent with recent policy, the Company will not be issuing earnings guidance at this time.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, September 4, 2008 to discuss these results. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through October 31, 2008. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
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Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 500 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in other Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to anticipated operating results, financial resources, changes in revenues, changes in profitability, changes in margins, changes in accounting treatment, interest expense, inventory write-downs, effects of home buyer cancellations, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to gain approvals and to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the ability to secure materials and subcontractors, the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future, industry trends, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices and sales activity in the markets where the Company builds homes, the availability and cost of land for future growth, adverse market conditions that could result in substantial inventory write-downs, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to obtain adequate and affordable financing for the purchase of homes, the ability of home buyers to sell their existing homes, the ability of the participants in our various joint ventures to honor their commitments, the availability and cost of labor and building and construction materials, the cost of oil, gas and other raw materials, construction delays and weather conditions.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31,	October 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,502,360	$900,337
Inventory	4,546,737	5,572,655
Property, construction and office equipment, net	86,841	84,265
Receivables, prepaid expenses and other assets	119,294	135,910
Contracts receivable	4,672	46,525
Mortgage loans receivable	49,717	93,189
Customer deposits held in escrow	21,417	34,367
Investments in and advances to unconsolidated entities	141,843	183,171
Deferred tax assets, net	363,150	169,897

	$6,836,031	$7,220,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Loans payable	$731,629	$696,814
Senior notes	1,143,160	1,142,306
Senior subordinated notes	350,000	350,000
Mortgage company warehouse loan	39,106	76,730
Customer deposits	171,175	260,155
Accounts payable	142,055	236,877
Accrued expenses	752,705	724,229
Income taxes payable	196,470	197,960

Total liabilities	3,526,300	3,685,071

Minority interest	8,014	8,011

Stockholders’ equity:
Preferred stock, none issued
Common stock	1,588	1,570
Additional paid-in capital	269,138	227,561
Retained earnings	3,032,476	3,298,925
Treasury stock	(62)	(425)
Accumulated other comprehensive loss	(1,423)	(397)

Total stockholders’ equity	3,301,717	3,527,234

	$6,836,031	$7,220,316

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except per share data)
(unaudited)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues:
Completed Contract	$2,417,915	$3,356,895	$791,078	$1,178,500
Percentage of completion	39,122	110,890	5,633	29,368
Land Sales	2,275	9,854	959	4,483

	2,459,312	3,477,639	797,670	1,212,351

Cost of revenues:
Completed contract	2,350,072	2,811,399	711,163	1,023,230
Percentage of completion	32,163	87,540	4,681	24,280
Land sales	1,910	6,441	816	3,677
Interest	67,294	76,258	23,170	27,121

	2,451,439	2,981,638	739,830	1,078,308

Selling, general and administrative	333,127	396,263	103,104	131,686
Goodwill impairment		8,973

(Loss) income from operations	(325,254)	90,765	(45,264)	2,357
Other
(Loss) earnings from unconsolidated entities	(135,756)	15,375	(30,113)	3,848
Interest and other	100,249	85,599	20,582	38,841

(Loss) income before income taxes	(360,761)	191,739	(54,795)	45,046
Income tax (benefit) provision	(141,772)	74,247	(25,500)	18,560

Net (loss) income	$(218,989)	$117,492	$(29,295)	$26,486

(Loss) earnings per share:
Basic	$(1.38)	$0.76	$(0.18)	$0.17

Diluted	$(1.38)	$0.72	$(0.18)	$0.16

Weighted average number of shares:
Basic	158,398	154,828	158,761	155,556
Diluted	158,398	164,239	158,761	164,375
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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Additional information:
Interest incurred	$93,205	$102,702	$29,524	$34,430

Depreciation and amortization	$22,352	$24,246	$7,154	$7,440

Interest expense by source of revenues:
Completed contract	$66,096	$71,719	$22,852	$25,690
Percentage of completion revenues	1,070	4,256	230	1,257
Land sales	128	283	88	174

	$67,294	$76,258	$23,170	$27,121

Impairment Charges:
Cost of sales — completed contract
Operating communities	$437,355	$338,739	$96,330	$139,628
Land controlled for future communities	89,374	25,165	9,660	7,664

Total impairment — cost of sales — completed contract	$526,729	$363,904	$105,990	$147,292

Investment in unconsolidated entities	$146,251	—	$33,434	—

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia (2008 only), North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2008	2007	2008	2007
HOME BUILDING REVENUES
COMPLETED CONTRACT COMMUNITIES(2)
North	339	423	$221.8	$272.8
Mid-Atlantic	360	575	214.4	350.6
South	295	416	144.4	233.4
West	250	378	210.5	321.7

Total	1,244	1,792	$791.1	$1,178.5

PERCENTAGE OF COMPLETION(1)
North			$5.6	$20.6
South				8.8

Total	—	—	$5.6	$29.4

TOTAL
North	339	423	$227.4	$293.4
Mid-Atlantic	360	575	214.4	350.6
South	295	416	144.4	242.2
West	250	378	210.5	321.7

Total consolidated	1,244	1,792	$796.7	$1,207.9

CONTRACTS
COMPLETED CONTRACT COMMUNITIES (2)
North	247	366	$146.5	$216.0
Mid-Atlantic	274	349	143.5	222.9
South	132	219	71.3	116.2
West	156	173	107.0	168.0

Total	809	1,107	$468.3	$723.1

PERCENTAGE OF COMPLETION
North	3	3	$1.6	$4.0
South				(0.1)

Total	3	3	$1.6	$3.9

TOTAL
North	250	369	$148.1	$220.0
Mid-Atlantic	274	349	143.5	222.9
South	132	219	71.3	116.1
West	156	173	107.0	168.0

Total consolidated	812	1,110	$469.9	$727.0

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	At July 31,		At July 31
	Units		$ (Millions)
	2008	2007	2008	2007
BACKLOG
COMPLETED CONTRACT COMMUNITIES(2)
North	1,066	1,614	$730.0	$1,205.2
Mid-Atlantic	724	1,198	477.0	828.0
South	471	1,021	276.7	560.4
West	321	1,014	259.2	995.7

Total	2,582	4,847	$1,742.9	$3,589.3

PERCENTAGE OF COMPLETION
North	9	132	$8.9	$76.4
South	1	18	2.8	47.6
Less revenue recognized on units remaining in backlog			(4.3)	(48.1)

Total	10	150	$7.4	$75.9

TOTAL
North	1,075	1,746	$738.9	$1,281.6
Mid-Atlantic	724	1,198	477.0	828.0
South	472	1,039	279.5	608.0
West	321	1,014	259.2	995.7
Less revenue recognized on units remaining in backlog			(4.3)	(48.1)

Total consolidated	2,592	4,997	$1,750.3	$3,665.2

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	Nine Months Ended		Nine Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2008	2007	2008	2007
HOME BUILDING REVENUES
COMPLETED CONTRACT COMMUNITIES(2)
North	941	1,035	$658.6	$679.7
Mid-Atlantic	1,094	1,621	668.3	1,012.8
South	868	1,286	434.2	735.2
West	761	1,095	656.9	929.2

Total	3,664	5,037	$2,418.0	$3,356.9

PERCENTAGE OF COMPLETION(1)
North			$34.8	$72.3
South			4.3	38.6

Total	—	—	$39.1	$110.9

TOTAL
North	941	1,035	$693.4	$752.0
Mid-Atlantic	1,094	1,621	668.3	1,012.8
South	868	1,286	438.5	773.8
West	761	1,095	656.9	929.2

Total consolidated	3,664	5,037	$2,457.1	$3,467.8

CONTRACTS
COMPLETED CONTRACT COMMUNITIES(2)
North	576	1,209	$337.6	$848.2
Mid-Atlantic	845	1,214	468.5	776.2
South	550	716	281.9	399.1
West	408	604	248.5	588.6

Total	2,379	3,743	$1,336.5	$2,612.1

PERCENTAGE OF COMPLETION
North	12	40	$11.1	$29.4
South	(3)	1	(6.2)	3.3

Total	9	41	$4.9	$32.7

TOTAL
North	588	1,249	$348.7	$877.6
Mid-Atlantic	845	1,214	468.5	776.2
South	547	717	275.7	402.4
West	408	604	248.5	588.6

Total consolidated	2,388	3,784	$1,341.4	$2,644.8

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(1)	Percentage of Completion deliveries in the three-month and nine-month periods ended July 31, 2008 and 2007 are provided below:
Deliveries for the three-month period ended July 31,

	2008	2007	2008	2007
	Units	Units	$ (MILL)	$ (MILL)
North	11	64	$6.2	$52.2
South		3		3.9

Total	11	67	$6.2	$56.1

Deliveries for the nine-month period ended July 31,

	2008	2007	2008	2007
	Units	Units	$ (MILL)	$ (MILL)
North	69	224	$40.9	$163.4
South	13	59	37.8	69.6

Total	82	283	$78.7	$233.0

(2)	Completed contract communities’ contracts, revenues and backlog include certain projects that have extended sales and construction cycles. Information related to these projects’ contracts signed and revenue recognized in the three-month and nine-month periods ended July 31, 2008 and 2007, and the backlog of undelivered homes at July 31, 2008 and 2007 are provided below:
Contracts — Three Months Ended July 31,

	2008	2007	2008	2007
	Units	Units	$ (MILL)	$ (MILL)
North	37	27	$35.9	$22.5
Mid-Atlantic	(5)	3	(1.9)	1.1
West	(3)	21	(2.3)	12.1

Total	29	51	$31.7	$35.7

Contracts — Nine Months Ended July 31,

	2008	2007	2008	2007
	Units	Units	$ (MILL)	$ (MILL)
North	31	301	$37.9	$299.4
Mid-Atlantic		12	0.5	5.1
West	(35)	23	(20.0)	13.1

Total	(4)	336	$18.4	$317.6

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Revenues — Three Months Ended July 31,

	2008	2007	2008	2007
	Units	Units	$ (Mill)	$ (Mill)
North	82		$65.3
Mid-Atlantic	17		8.0
West	11		6.4

Total	110	—	$79.7	—

Revenues — Nine Months Ended July 31,

	2008	2007	2008	2007
	Units	Units	$ (Mill)	$ (Mill)
North	222		$207.9
Mid-Atlantic	54		22.6
West	12		7.0

Total	288	—	$237.5	—

Backlog at July 31,

	2008	2007	2008	2007
	Units	Units	$ (Mill)	$ (Mill)
North	342	557	$329.0	$543.4
Mid-Atlantic	18	70	7.9	28.7
West	2	49	3.5	31.3

Total	362	676	$340.4	$603.4

Unconsolidated entities:
The Company has investments and advances to several entities that are accounted for using the equity method of accounting. Information on revenues, contracts signed and backlog are provided below:

	2008	2007	2008	2007
	Units	Units	$ (Mill)	$ (Mill)
Three months ended July 31,
Contracts	20	38	$15.2	$33.6
Revenue	59	16	$39.9	$11.7

Nine months ended July 31,
Contracts	56	131	$43.2	$97.4
Revenue	87	66	$62.0	$47.1

Backlog at July 31,	77	90	$60.4	$68.3
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